Exhibit 10.27
Separation Agreement
    This Separation Agreement (“Agreement”) is entered by and between Kevin Froemming (hereinafter referred to as “Executive”) and Playa Management USA, LLC (hereinafter referred to as the “Company”). Executive and the Company collectively are referred to as the “Parties,” and individually are referred to as a “Party.”
RECITALS
WHEREAS, Executive was employed by the Company pursuant to the terms of an Employment Agreement with an effective date of January 1, 2019 (the “Employment Agreement”); and
WHEREAS, pursuant to the terms of the Employment Agreement, the Employment Agreement term expires, and the Executive’s employment with the Company otherwise on December 31, 2021; and
WHEREAS, notwithstanding the expiration of term of the Employment Agreement, the Company has agreed to convert Executive to an at-will employee, and Executive will serve as an at-will employee through January 5, 2022 (“Termination Date”); and
WHEREAS, Executive’s services to the Company commencing on December 17, 2021, shall be limited to those duties set forth in the Cooperation provisions of Section 5 this Agreement; and
WHEREAS, in exchange for a release upon his Termination Date as provided herein, the Company is willing to provide Executive with certain severance benefits as described herein; and
WHEREAS, for purposes of avoiding any disputes, the Parties desire to compromise, fully and finally settle, and fully release any and all actual or potential claims, known and unknown, that Executive may have against the Company.
NOW, THEREFORE, in consideration of the promises, the performance of the covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.Adoption of Recitals. The Parties hereto adopt the above recitals as being true and correct, and they are incorporated herein as material parts of this Agreement.
2. 2021 Discretionary Bonus. Provided that Executive is employed as December 31, 2021, Executive shall be eligible to be awarded a 2021 Discretionary Annual Bonus at the same time as other similarly situated employees. For avoidance of doubt, the amount, if any, of such discretionary bonus awarded to Executive shall continue to be determined by the Board of Playa Hotels & Resorts, N.V.
3.Severance Benefits. Provided that Executive not later than December 24, 2021 signs, returns and does not revoke the General Release attached hereto as Exhibit A and complies with the material terms of this Agreement, including the covenants set forth herein, the Company will provide the following severance benefits to Executive (collectively, the “Severance Benefits”):
a.Salary Continuation. The Company agrees to pay Executive severance in the gross amount of twelve (12) months’ salary at his current regular pay rate of $455,000 per year (hereinafter “Salary Continuation Payments”). Provided that Executive signs this Agreement and the General Release and does not revoke it, the Salary Continuation Payments shall be paid on the Company’s regularly scheduled payroll dates (currently bi-weekly) commencing with the payroll period first beginning after the later of the Termination Date or the date the General Release becomes irrevocable. The twelve (12)-month period during which Salary Continuation Payments shall be made is the “Severance Payment Period.”

b.Additional Amount. To help defray Executive’s costs of procuring health insurance coverage (including COBRA), the Company shall pay Executive an additional monthly amount of Two Thousand Dollars ($2,000.00) (the “Additional Amount Payments”) with each Salary Continuation Payment during the Severance Payment Period; provided, however, that payment of the Additional Amount Payments to Executive shall cease at such time as Executive shall be eligible to obtain insurance coverage under another group insurance plan and Executive shall promptly notify the Company if he becomes so eligible. In no event shall payment of the Additional Amount Payments to Executive extend beyond the Severance Payment Period. Payment of the Additional Amounts Payments shall be made monthly in a single payment.
c.Outplacement Services. Provided that Executive executes this Agreement and does not otherwise revoke it, Executive shall be eligible to particulate in the C-Suite outplacement service provided by Challenger, Gray and Christmas within the first (6) months following the Termination Date.
d.Stock Grants. Executive will be eligible in accordance with the terms of the applicable award agreements and the equity compensation plan under which equity awards were previously granted to Executive to vest in additional shares based on Executive’s continued employment through the Termination Date and receive such additional vesting as may be provided for termination without cause.

e.General Release. The Parties agree that the Company’s obligation to provide the Severance Payments is conditioned on the Executive’s execution of this Agreement and the General Release, which is attached as Exhibit A to this Agreement (the “General Release”) within twenty-one (21) days of the date this Agreement and the General Release are provided to Executive and non-revocation of such General Release. Executive will not be entitled to the Severance Benefits described above in Subsections 3.a , 3.b and 3.c unless he executes this Agreement and the General Release within the required time and does not otherwise revoke it.
f.Tax Withholding. All payments under this Agreement, including the Salary Continuation Payments and Additional Amount Payments, shall be subject to all applicable federal, state, and local tax withholdings.
g.Section 409A Compliance. This Agreement is intended to the maximum extent possible to be exempt pursuant to Treas. Reg. § 1.409A-1(n)(2)(ii) and/or Treas. Reg. § 1.409A-1(b)(4) and otherwise to comply, to the extent applicable, with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall, to the extent practicable, be construed in accordance therewith. For purposes of this Agreement, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A will not be treated as deferred compensation unless applicable law requires otherwise. The Company makes no representations or warranties that the payments provided under this Agreement or any other agreement comply with, or are exempt from, Section 409A, and in no event shall the Company be liable for any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of Section 409A.
4.Confidentiality and Restrictive Covenants.
a.As consideration for the Company to enter into this Agreement, Executive acknowledges and agrees to adhere to and otherwise reaffirms the confidentiality and post-employment restrictions set forth in Sections 7 and 8 of the Employment Agreement. If Executive breaches those restrictions, the Executive acknowledges that, in addition to such other remedies as may be available for such breach, the Company is entitled to cease the Severance Benefits as set forth in Section 3 above. For avoidance of doubt, if Company learns that Executive has breached or is breaching the confidentiality or post-employment restrictions set forth in Sections 7 and 8 of the Employment Agreement, the Company may cease the Salary Continuation Payments and Additional Amount Payments immediately. The General Release will remain in full force and effect even if the Salary Continuation Payments and Additional Amount Payments cease.

b.Notwithstanding the provisions of Section 4.a, in the event that Executive desires to engage in activity which would be a violation of the Restriction on Competition provisions of Section 8(a) of his Employment Agreement and forfeit additional Severance Benefits, then prior to commencing such activity, Executive shall provide written request to Tracy Colden, General Counsel of the Company in accordance with the notice procedures of Section 11(c) of the Employment Agreement identifying the Competing Business which Executive wishes to directly or indirectly engage with. Upon such written request, the Company shall provide Executive with a written notice of waiver of the restrictions of Section 8(a) of his Employment Agreement and Executive’s right to any additional Severance Benefits shall terminate. For avoidance of doubt, a waiver of Section 8(a) of the Employment Agreement shall not be applicable until a written notice of waiver is delivered to Executive by the Company. Furthermore, such waiver shall apply to only the restrictions of Section 8(a) of the Employment Agreement and the restrictions regarding Non-Solicitation of Customers and Employees in Section 8(b) and (c) of the Employment shall remain in full force and effect.
5.Cooperation. Following December 17, 2021, and beyond the Termination Date, Executive shall assist and cooperate with the Company in the orderly transition of work to others as requested by the Company. Executive shall cooperate with the Company and be responsive to requests for information relating to business matters about which Executive may have information or knowledge and reasonably assist the Company, as the case may be, with any litigation, threatened litigation or arbitration proceeding relating to the Company’s business as to which business Executive had relevant knowledge, and the Company shall reimburse Executive for reasonable costs, including attorneys’ fees and expenses, actually incurred by Executive in connection with such assistance.

6.Non-disparagement. Executive understands and agrees that as a condition for the consideration herein described, Executive shall not make any false, disparaging or derogatory statements to any person or entity, including any media outlet, regarding the Company, Playa Hotels & Resorts, N.V. or Playa Resorts Management, LLC, or any of their affiliates, subsidiaries, directors, officers, executives, agents or representatives or about the Company's or its subsidiaries’ business affairs and/or financial condition. Executive understands and agrees that Executive’s commitment not to defame, disparage, or impugn Company’s reputation constitutes a willing and voluntary waiver of Executive’s rights under the First Amendment of the United States Constitution and other laws. However, these non-disparagement obligations, do not limit Executive’s ability to truthfully communicate with any government agency whether such communication is initiated by Executive or in response to a government investigation. Given Executive’s position with the Company prior to the Termination Date and concerns surrounding regulatory compliance, should Executive communicate with the media or any third party in any manner whatsoever concerning Executive’s employment with the Company or its affiliates, including through written, oral, or electronic publication, all such communications must first be approved by the Company’s legal department prior to publication. Nothing in this Agreement is intended to hold Executive responsible for anything reported by the media or any third party that was either not communicated by Executive or that was a communication that was approved by the Company's legal department.
7.Amendment and Waiver. This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly-authorized representatives of the Parties hereto. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company or Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
8.Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
9.Nature of Agreement. Executive understands and agrees that this Agreement is a separation agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

10.Acknowledgments. Executive acknowledges that Executive has been given at least twenty-one (21) days to consider this Agreement and the General Release, and that the Company advised Executive to consult with an attorney of Executive’s own choosing prior to signing this Agreement and General Release. Executive understands that Executive may revoke this Agreement and the General Release for a period of seven (7) days after Executive signs this Agreement and General Release (the “Revocation Period”) by notifying Dayna Blank, the Company’s Senior Vice President of Human Resources, in writing, and the Agreement shall not be effective or enforceable until the expiration of the Revocation Period. Executive understands and agrees that by entering into this Agreement and the General Release, Executive is waiving any and all rights or claims Executive might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that Executive has received consideration beyond that to which Executive was previously entitled.
11.Tax Provision. In connection with the Severance Benefits to be provided to Executive, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and Executive shall be responsible for any and all applicable taxes with respect to such payments under applicable law. Executive acknowledges that Executive is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the payments set forth herein.
12.Voluntary Assent. Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause Executive to sign this Agreement, and that Executive fully understands the meaning and intent of this Agreement. Executive states and represents that Executive had an opportunity to fully discuss and review the terms of this Agreement with an attorney. Executive further states and represents that Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof and signs Executive’s name of Executive’s own free act.
13.Entire Agreement. This Agreement and the post-employment obligations set forth in the Employment Agreement, including the Confidentiality Agreement provision (Section 7), Return of Proprietary Information (Section 7), and Noncompetition & Non-Solicitation (Section 8), which survive expiration of the Employment Agreement and termination of Executive’s employment with the Company, contain and constitute the entire understanding and agreement between Executive and the Company and supersede and cancel any other previous oral and written negotiations, agreements, and commitments between the Parties.

14.Arbitration.
a.Any disputes or claims between the Company and Executive in any way concerning Executive’s employment, the termination of his employment under the Employment Agreement, a breach of this Agreement and the General Release, their enforcement or any other matter relating thereto shall, except as otherwise provided herein, be submitted at the initiative of either Party to mandatory arbitration in the state of Florida before a single arbitrator under the Federal Arbitration Act and pursuant to the Commercial Arbitration Rules of the American Arbitration Association, or its successor, then in effect. The decision of the arbitrator shall be rendered in writing, shall be final, and may be entered as a judgment in any court in the state of Florida or elsewhere. The Parties irrevocably consent to the personal jurisdiction and exclusive venue in the United States District Court for the Southern District of Florida for this purpose. Each Party shall be responsible for its or his own costs incurred in such arbitration and in enforcing any arbitration award, including attorneys’ fees and expenses.
b.ARBITRATION AS PROVIDED IN THIS AGREEMENT SHALL BE THE EXCLUSIVE AND BINDING REMEDY AND WILL BE USED INSTEAD OF ANY COURT ACTION OR JURY TRIAL, WHICH IS HEREBY EXPRESSLY WAIVED; PROVIDED, HOWEVER, THAT THIS PROVISION TO ARBITRATE SHALL NOT APPLY TO ANY CLAIM FOR BREACH OF THE CONFIDENTIALITY AND RESTRICTIVE COVENANTS SET FORTH SECTIONS 7 AND 8 OF THE EMPLOYMENT AGREEMENT OR THE NON-DISPARAGEMENT PROVISIONS OF SECTION 6 OF THIS AGREEMENT, INCLUDING ANY REQUEST FOR INJUNCTIVE RELIEF TO ENFORCE COMPLIANCE WITH THE TERMS OF

SECTIONS 7 AND 8 OF THE EMPLOYMENT AGREEMENT OR SECTION 6 OF THIS AGREEMENT. EITHER PARTY MUST PROCEED EXCLUSIVELY IN COURT TO ENFORCE THE REQUIREMENTS OF SECTIONS 7 AND 8 OF THE EMPLOYMENT AGREEMENT OR SECTION 6 OF THIS AGREEMENT. ALL CLAIMS CONCERNING THIS AGREEMENT FOR INJUNCTIVE RELIEF SHALL BE TRIED BY A JUDGE IN A NON-JURY TRIAL. The existence of any claim or cause of action Executive may have against the Company, whether based on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth below.
Accepted By:
EXECUTIVE
/s/ Kevin Froemming
Date:__________________________

PLAYA MANAGEMENT USA, LLC
By: /s/ Gregory Maliassas
Print Name: Gregory Maliassas
Title: Chief Operating Officer
Date:

Exhibit A
GENERAL RELEASE
In consideration for the Severance Benefits described in the Separation Agreement to which the General Release is attached (the “Separation Agreement”), I, Kevin Froemming, hereby fully, forever, irrevocably and unconditionally release, remise and discharge Playa Management USA, LLC, Playa Hotel & Resorts, N.V., Playa Resorts Management, LLC, and their respective affiliates, subsidiaries, parents, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, executives, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act, the Genetic Information Nondiscrimination Act of 2008, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, the Rehabilitation Act of 1973, Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, Sections 1981 and 1983 of the Civil Rights Act of 1866, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Immigration Reform and Control Act, the Equal Pay Act, any local, state, federal or foreign whistleblower statute, regulation, ordinance or law, including the Florida Whistleblower Act of 1986 and 1991, the Fair Labor Standards Act, the Consolidated Omnibus Reconciliation Act, the Occupational Safety and Health Act, the Fair Credit Reporting Act, the Older Workers’ Benefits Protection Act, and the Executive Retirement Income Security Act of 1974, the Florida Civil Rights Act; any foreign, federal, state and/or local whistleblower statute, regulation, ordinance or law, including the Florida Whistleblower Act of 1986 and 1991; whistleblower claims under the Florida Workers’ Compensation law; any foreign, federal, state and/or local law, statute, regulation or ordinance prohibiting discrimination, retaliation and/or harassment or governing wage or commission payment claims; all amendments to such laws; and any other law prohibiting discrimination, harassment and/or retaliation based on the exercise of your rights under any law providing whistleblower protection, providing workers’ compensation benefits, providing or protecting employee benefits and pension plans, regarding payment of wages or other compensation, protecting union activity, mandating leaves of absence, prohibiting discrimination based on veteran status or military service, restricting an employer’s right to terminate employees or otherwise regulating employment, enforcing express or implied employment contracts, concerning government contracts and compliance with same, requiring an employer to deal with employees fairly or in good faith, providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims, or relating to salary, commission, compensation, benefits, and other matters. Executive understands that, by releasing all of Executive’s legally waivable claims, known or unknown, against the Released Parties, Executive is releasing all of Executive’s rights to bring any claims against any of them based on any actions, decisions or events occurring through the date Executive signs this General Release including the terms and conditions of Executive’s employment and the termination of Executive’s employment.
Further, this release does not extend to, and has no effect upon: (i) any benefits that have accrued, and to which the Executive has become vested, under any employee benefit plan; (ii) the Executive’s right to enforce the terms and conditions of the Separation Agreement; or (iii) any claims which cannot be waived as a matter of law, such as claims for unemployment benefit rights and workers' compensation.
By signing below, Executive acknowledges and agrees that Executive has been paid for all salary, wages, and compensation earned and payable through the date of this General Release, and that Executive is not entitled to receive, and shall not claim from the Company, any compensation, payments or benefits except for those payments and benefits that are expressly set forth in the Separation Agreement.

As a part of this General Release, Executive expressly agrees to the release of any rights or claims arising out of the Age Discrimination in Employment Act (“ADEA,” 29 U.S.C. § 621, et seq.), and in connection with such waiver: (a) Executive is hereby advised to consult with an attorney prior to signing this General Release; (b) Executive shall have a period of twenty-one (21) days from the date of receipt of the Separation Agreement and this General Release in which to consider the terms of this Separation Agreement and General Release; and (c) Executive may revoke this General Release at any time during the first seven (7) days following his execution of the General Release (the “Revocation Period”) by notifying Dayna Blank, the Company’s Senior Vice President of Human Resources, in writing, and the waiver and release shall not be effective or enforceable until the seven (7) day period has expired. As between Executive and the Released Parties, this General Release does not constitute a waiver of any claim under the ADEA that may arise after the date of the execution of this General Release.
Executive understands that, by releasing all of Executive’s legally waivable claims, known or unknown, against the Released Parties, Executive is releasing all of Executive’s rights to bring any claims against any of them based on any actions, decisions or events occurring through the date Executive signs this General Release including the terms and conditions of Executive’s employment and the termination of Executive’s employment.
Nothing in the Separation Agreement and General Release shall be construed to prohibit Executive from contacting, filing a charge or participating in any proceeding or investigation by the Securities and Exchange Commission (“SEC”), U.S. Equal Employment Opportunity Commission (the “EEOC”), the Department of Labor (the “DOL”), the National Labor Relations Board (the “NLRB”), or any other federal state or local governmental agency or commission; provided, however, this General Release waives Executive’s right to receive any monetary damages associated with any such charge, complaint, investigation or other action, with the exception of any award by the SEC.
Executive further understands and agrees that Executive may be waiving significant legal rights by signing this General Release, and represents that Executive has entered into this General Release voluntarily, with a full understanding of and in agreement with all of its terms. Executive further acknowledges that Executive has read and fully understands this General Release. Executive also acknowledges that this General Release does not waive any claims that may arise after this General Release is signed. Executive has been advised to, and has had an opportunity to, consult with an attorney before signing it.
Any disputes or claims between the Company and Executive in any way concerning this General Release, its enforcement or any other matter relating thereto shall, except as provided herein, be submitted at the initiative of either Party to mandatory arbitration in the state of Florida before a single arbitrator under the Federal Arbitration Act and pursuant to the Commercial Arbitration Rules of the American Arbitration Association, or its successor, then in effect. The decision of the arbitrator shall be rendered in writing, shall be final, and may be entered as a judgment in any court in the state of Florida or elsewhere. The Parties irrevocably consent to the jurisdiction of the federal and state courts located in Florida for this purpose. Each Party shall be responsible for its or his own costs incurred in such arbitration and in enforcing any arbitration award, including attorneys’ fees and expenses.
ARBITRATION AS PROVIDED IN THIS GENERAL RELEASE SHALL BE THE EXCLUSIVE AND BINDING REMEDY AND WILL BE USED INSTEAD OF ANY COURT ACTION OR JURY TRIAL, WHICH IS HEREBY EXPRESSLY WAIVED; PROVIDED, HOWEVER, THAT THIS PROVISION TO ARBITRATE SHALL NOT APPLY TO ANY CLAIM FOR BREACH OF THE CONFIDENTIALITY AND RESTRICTIVE COVENANTS SET FORTH SECTIONS 7 AND 8 OF THE EMPLOYMENT AGREEMENT OR THE NON-DISPARAGEMENT PROVISIONS OF SECTION 6 OF THE SEPARATION AGREEMENT, INCLUDING ANY REQUEST FOR INJUNCTIVE RELIEF TO ENFORCE COMPLIANCE WITH THE TERMS OF SECTIONS 7 AND 8 OF THE EMPLOYMENT AGREEMENT OR SECTION 6 OF THE SEPARATION AGREENT. EITHER PARTY MUST PROCEED EXCLUSIVELY IN COURT TO ENFORCE THE REQUIREMENTS OF SECTIONS 7 AND 8 OF THE EMPLOYMENT AGREEMENT OR SECTION 6 OF THE SEPARATION AGREEMENT. ALL CLAIMS CONCERNING THIS AGREEMENT FOR INJUNCTIVE RELIEF SHALL BE TRIED BY A JUDGE IN A NON-JURY

TRIAL. The existence of any claim or cause of action Executive may have against the Company, whether based on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.
Executive understands that this document is a complete release of any and all existing claims, known or unknown, which he may have against the Released Parties.
EXECUTIVE:

Print Name:
Dated:

WITNESS:

Print Name: